Exhibit 10.3

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is entered into as of the 11th day of August, 2009 (“Agreement Date”), by and between Jerry D. Dumas, Sr., an individual (“Dumas”), and Flotek Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, Dumas is the President and Chief Executive Officer of the Company;

WHEREAS, Dumas has rendered good and valuable services to the Company, and has played a crucial role in the growth and success of the Company;

WHEREAS, Dumas and the Company have concluded that it is in their mutual best interests to enter into agreements concerning the contemplated retirement of Dumas and the transition of his duties to a successor;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the undersigned parties agree as follows:

1. Transition of Duties.

(a) Dumas hereby resigns as the Chief Executive Officer of the Company, and as an officer and director of each subsidiary of the Company, effective as of the earlier of the following two dates: (i) the date the Board of Directors of the Company indicates as the date that it has determined to make effective the election of a new Chief Executive Officer of the Company, or (ii) January 1, 2010.

(b) Dumas hereby resigns as the President of the Company effective as of the earlier of the following dates: (i) the date the Board of Directors of the Company indicates as the date that it has determined to make effective the election of a new President or interim President of the Company, or (ii) January 1, 2010. The parties intend that the Board of Directors of the Company will appoint an interim President of the Company as soon as possible following the execution of this Agreement.

(c) Subject to Section 2(e) and (f), Dumas will continue as an employee of the Company through June 30, 2010 (the “Employment Term”). During the Employment Term: (i) so long as he is an employee of the Company, he will only perform the duties requested by the Board of Directors of the Company, provided that such duties shall not exceed in scope those duties customarily performed by the Chief Executive Officer or President of the Company, and provided further that such duties shall be performed in a manner which strictly conforms to all policies, procedures and directives of the Board of Directors of the Company, and (ii) if his successor has been elected as Chief Executive Officer or President of the Company, he will for a period not to exceed 3 months from the date of the election of each such successor, assist in the transition of his duties to such successor(s) as such successor(s) and the Board of Directors of the

Company shall reasonably request. The Employment Term shall terminate prior to June 30, 2010 upon the earlier death of Dumas, the Employment Disability of Dumas, or as provided pursuant to Section 2(e) or (f). For purposes hereof, the term “Employment Disability” means Dumas being subject to a physical or mental illness or condition that qualifies him to receive disability insurance benefits pursuant to Company disability insurance policies for eight (8) or more consecutive weeks. The date of any termination of the Employment Term prior to June 30, 2010 because of the death of Dumas or because of his Employment Disability is referred to herein as an “Early Termination Date.”

(d) The resignations of Dumas pursuant to Sections 1(a) and (b) shall have no effect on his status as a director of the Company. Dumas shall remain as a director of the Company until his term as member of the Board expires in accordance with the Delaware General Corporation Law and the governing documents of the Company at the next annual meeting of the stockholders of the Company, and thereafter shall continue as a director of the Company if and only if he is reelected at such meeting.

(e) The resignations of Dumas pursuant to Sections 1(a) and (b) shall have no effect on his status as the Chairman of the Board of the Company. Dumas shall remain as the Chairman of the Board of Directors of the Company until the next annual meeting of the stockholders of the Company, provided, however, that if (i) for any reason such annual meeting has not been held on or prior to June 30, 2010, (ii) the Employment Term is terminated for Cause pursuant to Section 2(f), or (iii) Dumas is disabled to the extent such disability materially interferes with the performance of his duties as Chairman, Dumas may be replaced as Chairman at any time thereafter as determined by the Board of Directors of the Company.

2. Compensation and Benefits.

a) Subject to Section 2(e) and (f), Dumas shall continue to receive his current annual salary of $450,000 throughout the Employment Term in accordance with the payroll policies and practices of the Company, adjusted from time to time for any Company-wide cost of living salary adjustments. Dumas acknowledges that such payroll policies of the Company among other things includes the policy of the Company to currently defer the payment of 20% of the cash compensation of its employees on an ongoing basis, and he hereby agrees that such deferral shall be applicable to payments to Dumas pursuant to this Section 2(a) so long as and to the extent such Company-wide policy remains in force (the “Deferral Policy”).

b) Subject to Section 2 (e) and (f), within 5 days of the Subsequent Release Date (as hereinafter defined), Dumas will receive a one time cash payment of $225,000.

c) Dumas will continue to be entitled to continue to receive the benefits generally available to the employees of the Company throughout the Employment Term. At the expiration of the Employment Term, Dumas shall no longer be entitled to coverage under any employee benefit plan of the Company except with respect to any continuation coverage available under the Consolidated Omnibus Budget Reconciliation Act of 1985 and the terms of such plan. Dumas shall be entitled to be reimbursed for reasonable out of pocket expenses incurred by him in the performance of his duties to the Company in accordance with the then applicable expense reimbursement policies of the Company.

d) All payments to Dumas shall be subject to withholding of employment, FICA, and other taxes as required by law.

e) The obligation of the Company to pay compensation pursuant to Section 2(a) or Section 2(b), the employment of Dumas pursuant to Section 1(c), the vesting of Non-Vested Options and Non-Vested Shares pursuant to Section 3, and the terms of Section 4(b) and Section 6(c) becoming effective shall all be conditioned on both of the following conditions being satisfied: (i) Dumas (or, if he is deceased or does not have legal capacity, his legally empowered personal representative) delivering to the Company a release agreement identical in form to Exhibit A within 21 days of the date of this Agreement (the “Age Discrimination Release”), and (ii) the 7 day time period during which Dumas has the right to revoke the Age Discrimination Release pursuant to the terms thereof expiring without Dumas having exercised such revocation right. The obligation of the Company to pay compensation pursuant to Section 2(b) shall be additionally conditioned on Dumas ( or, if he is deceased or does not have legal capacity, his legally empowered personal representative), delivering to the Company a release agreement identical in form to Exhibit B (the “Subsequent Period Release”) during the period beginning on June 30, 2009, and ending on July 15, 2010 (with such period extended as required to reasonably permit the appointment of a personal representative if Dumas has died or become legally incapacitated), and Dumas or such representative not revoking the Subsequent Period Release within the 7 day revocation period provided for therein. The date upon which such 7 day revocation period has expired is referred to herein as the “Subsequent Release Date.” The Company shall execute and deliver the Age Discrimination Release and the Subsequent Period Release to Dumas promptly upon the execution and delivery of such release by Dumas to the Company pursuant to the terms thereof.

(f) The Company shall have the right to terminate the Employment Term for “Cause.” For purposes hereof, the term “Cause” means (i) Dumas’s continued failure to substantially perform one or more of Dumas’s essential duties and obligations to the Company (other than any such failure resulting from a disability) which, to the extent such failure is remediable, Dumas fails to remedy in a reasonable period of time (not to exceed ten (10) days) after receipt of written notice from the Company of such failure; (ii) Dumas’s refusal or failure to comply with the reasonable and legal directives of the Board of Directors after written notice from the Board describing Dumas’s failure to comply and, if such failure is remediable, Dumas’s failure to remedy same within ten (10) days of receiving written notice of such failure; (iii) any act of personal dishonesty, fraud or misrepresentation taken by Dumas which was intended to result in gain or personal enrichment of the Dumas at the expense of the Company; (iv) Dumas’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially injurious to the Company; (v) Dumas’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State that is reasonably likely to be materially injurious to the Company; (vi) Dumas’s breach of any of his obligations under this Agreement; or (vii) Dumas’s violation of a material policy of the Company and, if such violation is remediable, Dumas’s failure to remedy same within ten (10) days of receiving written notice of such violation. The termination of the Employment Term prior to June 30, 2010 for Cause pursuant to the terms of this Section 2(f) shall result in the obligation of the Company to pay compensation pursuant to Section 2(a) and Section 2(b) to terminate immediately as of the date of termination, and the provisions of Section 3 requiring the vesting of Non-Vested Options and Non-Vested Shares, and the terms of Section 6(c), to each have no further force or effect. The termination of the Employment Term because of the death of Dumas or his Employment Disability shall not be considered a termination for Cause.

3. Equity Awards.

(a) Dumas and the Company agree that the grant to Dumas of the options to acquire shares of the stock of the Company described on Schedule C as “Vested Options” are “vested” as of the date hereof and shall be exercisable by Dumas pursuant to the terms of the respective stock option agreements and the applicable stock option plans of the Company. Dumas and the Company agree that (i) the options to acquire shares of stock of the Company listed in Schedule C as “Non-Vested Options” are not vested as of the date hereof, and (ii) the Non-Vested Options shall not be considered to have been terminated by reason of the execution and delivery of this Agreement and shall thus continue to be subject to vesting through the remainder of the Employment Term as provided pursuant to terms of the respective stock option agreements and the applicable stock option plans of the Company. Subject to Section 2(e) and (f), all of the Non-Vested Options shall be considered vested and not subject to any obligation on the part of Dumas to provide any additional services to avoid forfeiture as of the earlier of June 30, 2010 or the Early Termination Date.

(b) The number of shares of the common stock of the Company issued pursuant to the terms of the restricted stock agreements between the Company and Dumas listed on Schedule D (the “Restricted Stock Agreements”) as “Vested Shares” have become vested pursuant to the terms of the respective Restricted Stock Agreement. The number of shares of the common stock of the Company issued pursuant to the terms of the Restricted Stock Agreements listed on

Schedule D as “Non-Vested Shares” have not become vested pursuant to the terms of the respective Restricted Stock Agreement, and such Non-Vested Shares shall continue to vest through the remainder of his Employment Term as provided in the Restricted Stock Agreements. Subject to Section 2(e) and (f), all of the Non-Vested Shares shall be considered vested and not subject to any obligation on the part of Dumas to provide any additional services to avoid forfeiture as of the earlier of June 30, 2010 or the Early Termination Date.

(c) The terms of this Agreement shall not affect in any respect the rights of Dumas with respect to contributions previously made by or with respect to Dumas pursuant to the Section 401(k) Plan of the Company, which shall be governed by the terms of such plan. Dumas shall be entitled, in accordance with the Section 401(k) Plan of the Company, to participate in any contributions made by the Company to its Section 401(k) Plan with respect to its employees for the year 2009, but not otherwise.

4. Releases.

(a) In consideration for the Company’s promises in this Agreement, including the promise to pay compensation to Dumas pursuant to the terms hereof, and the release by the Company in Section 4(b) of this Agreement, Dumas, on behalf of himself and his heirs, executors, administrators, successors, assigns, and any other person claiming by, through, or under him, voluntarily and knowingly waives, releases and discharges the Company, its subsidiaries and their direct and indirect affiliates, and their past, present, and future respective successors, assigns, divisions, representatives, agents, officers, directors, stockholders, contractors, and attorneys (and their attorneys employees, agents, and contractors) from any claims, demands and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of this Agreement, including but not limited to, the following: (a) any claims under the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Acts of 1964 and 1991, the Employee Retirement Income Security Act (all as amended), or other U.S. (federal, state or local) or international laws, (b) any tort or contract claims, (c) any claims for any type of compensation or severance payment, except as set forth in this Agreement, (d) any claims for options or rights to acquire stock or the issuance or right to retain of restricted stock, except as set forth in this Agreement, and/or (e) any claims, matters or actions related to Dumas’s employment and/or affiliation with, or resignation from, the Company, and any facts or circumstance relating to the negotiation of this Agreement. Such release does not, however, reach the Company’s obligations (i) under this Agreement, or (ii) the obligations of the Company for salary owed for the current pay period or deferred pursuant to the Deferral Policy.

(b) Subject to Section 2(e), for and in consideration of the above described consideration, the Company does hereby voluntarily and knowingly waive, discharge and release

Dumas and his heirs, executors, administrators, successors assigns and any other person claiming by, through, or under him, from any claims, demands, and/or causes of action of the Company or its subsidiaries whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of execution of this Agreement, including but not limited to any claim, matter or action related to Dumas’s employment and/or affiliation with, or resignation and separation from, the Company and any facts or circumstance relating to the negotiation of this Agreement. Such release does not, however, reach Dumas’s obligations under this Agreement which are not released but are hereby preserved.

5. No Assignment of Claims. The Company and Dumas each represents and warrants to the other that it or he has not made any assignment and will make no assignment of any of the claims which are purported to be released and discharged by this Agreement.

6. Return of Company Property; Dumas Personal Property; Automobile.

(a) On or before the expiration of the Employment Term and except as expressly stated in Section 6(c), Dumas agrees to return to the Company all of the Company’s property in his possession including, but not limited to, financial statements, accounting statements, bank account information, customer information, automobile and all of the tangible and intangible property belonging to the Company and relating to his employment with the Company. Dumas further represents and warrants that he will not retain any copies, electronic or otherwise, of such property.

(b) Dumas currently has certain items of personal furniture and art work located in the Company’s offices. Dumas and appropriate personnel of the Company shall promptly after the date of this Agreement identify and label all of such items. During the Employment Term, Dumas shall have the right to leave such personal items in the Company’s offices on a rent-free basis in exchange for the Company’s right to use such items in the substantially same manner as they have been used prior to the date of this Agreement. At such time as Dumas decides to remove such personal items from the Company’s offices, the Company will reimburse Dumas for the reasonable costs and expenses of transportation of the personal items to a location within Houston, Texas.

(c) Provided that Dumas has complied with his covenants pursuant to the terms of this Agreement that are required to be performed on or before June 30, 2010, Dumas shall have the right exercisable within ten days immediately following June 30, 2010 to purchase the Company automobile that Dumas is using as of the date of this Agreement at the greater of (i) the net book value of such automobile as reflected on the Company’s financial statements as of June 30, 2010 or (ii) the aggregate amount of the remaining lease payments or loan payments under any lease or loan specifically relating to such automobile, including any termination or final lease payment that would be payable by the Company to secure unencumbered title to such automobile. The purchase price shall be paid to the Company in cash or immediately available funds on the date of exercise. Dumas shall be permitted to retain without further consideration the membership at the Lochinvar Golf Club which is in his name.

7. Additional Covenants.

(a) Dumas agrees to cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed against the Company. Dumas shall be reimbursed for any reasonable out of pocket expenses incurred by him in the performance of his obligations pursuant to this Section 7(a).

(b) Dumas will not prior to July 1, 2011, solicit, or assist or facilitate another in soliciting, for employment any natural person who as of the date of this Agreement is employed by the Company or any of its subsidiaries in any capacity, or personally solicit, or assist or facilitate another in soliciting, any such employees to terminate their employment with the Company or its subsidiaries, or personally facilitate or assist in the hiring of any such employee by any other person.

(c) The parties acknowledge that the Company is currently subject to certain obligations to indemnify Dumas pursuant to Article VI of the Bylaws of the Company as provided therein. The Company hereby covenants that it will indemnify Dumas as provided in such Article VI as currently in force with respect to claims arising from the services of Dumas as an officer, director, and employee of the Company and its subsidiaries prior to the date hereof or subsequent to the date hereof pursuant to Section 1, regardless of whether such Article is hereafter amended or revoked. This Section 7(c) shall not apply to any services of Dumas subsequent to the service time periods provided for in Section 1, and specifically shall not apply to his acting as a director of the Company subsequent to the next annual meeting of stockholders.

8. Confidentiality, Covenant Not To Compete, and Non-Interference.

(a) Dumas recognizes and acknowledges that to perform his duties under this Agreement, he will require continued access to Confidential Information (as hereinafter defined). In exchange for Dumas’s promises in this subsection 8(a), the Company promises to provide Confidential Information to Dumas and to authorize him to develop Confidential Information. Dumas and the Company acknowledge that by virtue of his prior relationship with the Company, Dumas has previously had access to certain Confidential Information and been involved in the creation of certain Confidential Information. The Company’s promise as stated in this subsection 8(a) is to provide Dumas with, and to authorize him to create, new and additional

Confidential Information. Dumas acknowledges and agrees that all such Confidential Information constitutes valuable, special and unique property belonging exclusively to the Company. Dumas agrees that he will not, for any reason or purpose whatsoever, during or at any time after the Employment Term, disclose any Confidential Information to any party without express written authorization of the Company.

(b) Ancillary to the exchange of promises made in subsection 8(a) and for other good and valuable consideration, Dumas agrees that during the Employment Term and through June 30, 2011 he shall not directly or indirectly, either as an individual or as a partner, joint venturer, employee, agent, officer, director, or controlling shareholder of any person or entity, or otherwise:

(i) render any services or assume any responsibilities that are in the nature of, executive management responsibilities for any individual or business that competes with the Company; or

(ii) solicit business from any person or entity who at any time during the Employment Term or within the one year period following the Employment Term is or has been a customer or vendor of the Company, encourage any such customer or vendor to terminate its relationship with the Company, or otherwise interfere with or attempt to interfere with the relationship between the Company and any such customer or vendor.

The prohibitions described in this subsection 8(b) shall apply to conduct by Dumas that takes place in or is directed to any part of the World where the Company does business or as of the end of the Employment Term has definitive plans to do business, or, with respect to subsection 8(b)(ii), any part of the World where such customer or vendor does business.

(c) For purposes of this Section 8, the “Company” shall include all of the direct and indirect subsidiaries and affiliates of the Company.

(d) “Confidential Information” means any confidential or proprietary information of the Company, including, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing, and operational projections, plans, and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure.

9. Facilities. If so directed by the Board of Directors of the Company, Dumas will perform his duties to the Company as an officer of the Company or as otherwise provided herein at a physical office location separate from the corporate offices of the Company and will not keep an office at any of the Company facilities. Dumas will receive from the Company an office expense allowance to defray the lease and other operating costs of his office in an amount of $1,000 per month during such period that the Board of Directors of the Company has directed Dumas to perform his duties at such office provided that he remains an officer of the Company during such period. In addition, the Company shall provide Dumas with reasonable access to the services of his current administrative assistant for a reasonable transition period after the date of the execution of this Agreement.

10. Governing Law. The execution, validity, interpretation and performance of this Agreement shall be determined and governed exclusively by the laws of the State of Texas, without reference to the principles of conflict of laws.

11. Entire Agreement. This Agreement represents the complete agreement among Dumas and the Company concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral, between Dumas and any member of the Company concerning the subject matter of this Agreement. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by Dumas and the Company. This Agreement is binding upon and inures to the benefit of the parties’ heirs, successors and permitted assigns.

12. Acknowledgements. This Agreement has been entered into voluntarily and not as a result of coercion, duress or undue influence. Dumas acknowledges that he has read and fully understands the terms of this Agreement and has been advised that he should consult with an attorney before executing this Agreement, and has in fact consulted with an attorney with respect to this Agreement.

13. Dispute Resolution. Any and all disputes between the parties to this Agreement arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement and the covenants and obligations contemplated herein, including but not limited to any claims against Dumas, the Company, its respective officers, directors, employees or agents, shall be solely and finally settled by arbitration conducted in Houston, Texas pursuant to the Commercial Rules of the American Arbitration Association, as now in effect or hereafter amended. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against whom enforcement of the award is being sought, and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The parties agree and acknowledge that any arbitration proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential. In the event of any such dispute concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs of litigation.

14. Execution. This Agreement may be executed in counterparts, each of which will be deemed an original and shall be deemed duly executed upon the signing of the counterparts by the parties.

15. Cross References, Presumption. The words “hereof,” “herein” and “hereunder” and words of similar impact when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

16. Notices.

(a) All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company:

Flotek Industries, Inc.

Attention: Chairman of the Compensation Committee

2930 W. Sam Houston Pkwy. N., Suite 300

Houston, TX 77043

Fax no.: 713-896-4511

with a mandatory copy to:

Casey W. Doherty

Doherty & Doherty LLP

1717 St. James Place, Ste. 520

Houston, TX 77056

Fax no.: 713-572-1001

E-mail address: casey@doherty-law.com

Dumas:

Jerry D. Dumas, Sr.

808 Travis Street, Ste. 1412

Houston, Texas 77002

Fax no.: (713) 228-3727

E-mail address: tiger86@flotekind.com

with a mandatory copy to:

Randolph Ewing

Ewing & Jones, PLLC

6363 Woodway Drive, Ste. 1000

Fax no.: 713-590-9601

E-mail address: rewing@ewingjones.com

17. Fees Relating To This Agreement. The Company shall pay the reasonable attorney’s fees incurred by Dumas in connection with the drafting and negotiation of this Agreement.

The parties to this Agreement have executed this Agreement on the day and year first written above.

/s/ Jerry D. Dumas, Sr.
Jerry D. Dumas, Sr.

FLOTEK INDUSTRIES, INC.

By:	/s/ Jesse E. Neyman
Name:	Jesse E. Neyman
Title:	Chief Financial Officer

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